Exhibit 11

                      Computation of Per Share Earnings



                                           Three Months Ended            Six Months Ended
                                                June 30,                     June 30,
                                       --------------------------   --------------------------
                                           2000          1999           2000          1999
                                       -----------    -----------   -----------    -----------
EARNINGS
--------
Net Earnings                           $ 1,744,028    $ 2,418,761   $ 3,436,761    $ 4,917,219
                                       ===========    ===========   ===========    ===========

SHARES

Weighted Average Number of
  Common Shares Outstanding (See Note)   5,661,661      5,904,794     5,661,399      5,896,854

Additional Shares Assuming
  Conversion of Stock Options               13,186         90,024        17,260         86,210
                                       -----------    -----------   -----------    -----------
Weighted Average Common Shares
  Outstanding and Equivalents            5,674,847      5,994,818     5,678,659      5,983,064
                                       ===========    ===========   ===========    ===========

Basic Net Earnings Per Share           $       .31    $       .41   $       .61    $       .83
                                       ===========    ===========   ===========    ===========

Diluted Net Earnings Per Share         $       .31    $       .40   $       .61    $       .82
                                       ===========    ===========   ===========    ===========



Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.